November 18, 2019
HollyFrontier Corporation Announces New Growth Opportunity and Shareholder Return Initiatives

•	Renewable Diesel Unit Growth Project

•	Regular Cash Dividend Growth Target

•	New $1 Billion HFC Share Repurchase Authorization
DALLAS--(BUSINESS WIRE) -- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") today announced a series of strategic actions targeting growth, risk management and shareholder returns: a new renewable diesel unit (“RDU”) project, regular dividend annual growth target and a new HollyFrontier share repurchase authorization.
Commenting on the announcements, Franklin Myers, Chairman of the Board of HollyFrontier, stated, “Today’s announcements illustrate HollyFrontier’s commitment to both grow our business and deliver superior cash returns to shareholders. We expect our new renewable diesel plant will generate attractive returns and help us meet our requirements under the Renewable Fuel Standard. At the same time, we are increasing cash returns to shareholders through an increase in our regular dividend with a path for future dividend growth and a new HollyFrontier share repurchase authorization.
All of these actions are consistent with our balanced approach to capital allocation: 1) reinvest in and maintain our existing assets, 2) maintain a healthy balance sheet with an investment grade credit profile, 3) pay a competitive and sustainable regular dividend through the cycle, 4) invest in growth capital projects or acquisitions with a superior return, and 5) return excess cash to shareholders through share repurchases.”
Construction of a Renewable Diesel Unit
HollyFrontier plans to construct a new RDU at its Artesia refinery. The RDU will have a production capacity of approximately 125 million gallons a year and allow HollyFrontier to process soybean oil and other renewable feedstocks into renewable diesel. This investment will provide HollyFrontier the opportunity to meet the demand for low-carbon fuels while covering the cost of our annual RIN purchase obligation under current market conditions. The RDU, along with corresponding rail infrastructure and storage tanks, is estimated to have a total capital cost of $350 million, and is expected to be completed in the first quarter of 2022. The RDU will be funded with cash on hand and is expected to generate an internal rate of return between 20% and 30%.
Regular Dividend Annual Growth Target
On November 13, 2019, HollyFrontier announced that its Board of Directors declared a regular quarterly dividend of $0.35 per share, an increase of 6% from $0.33 per share the prior quarter, payable on December 11, 2019 to holders of record of common stock on November 27, 2019. Over the next three years, HollyFrontier plans to review the dividend annually and target an expected dividend growth rate of approximately 5% per year.
New HFC Share Repurchase Authorization
HollyFrontier’s Board of Directors authorized a new $1 billion share repurchase program. This authorization replaces all existing share repurchase authorizations, of which there was approximately $281 million remaining. Over the past 15 months, HollyFrontier has returned over $719 million to shareholders under its previous share repurchase program and reduced the outstanding share count by 8%. Share repurchases may be made in the open market, through privately negotiated transactions from time to time or by other means in accordance with federal securities laws and are subject to a number of factors, including market conditions, applicable legal and regulatory requirements and other considerations. This share repurchase program may be discontinued at any time by the Board of Directors.
About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier.
HFC Forward Looking Statement:
The statements contained herein relating to matters that are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	timing, cost and amount of share repurchases;

•	risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum or lubricant products in HollyFrontier's markets;

•	the demand for and supply of crude oil, refined products and lubricant products;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of constraints on the transportation of refined products;

•	the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines;

•	effects of governmental and environmental regulations and policies;

•	the availability and cost of financing to HollyFrontier;

•	the effectiveness of HollyFrontier's capital investments and marketing strategies;

•	HollyFrontier's ability to efficiently carry out and consummate construction projects;

•	the ability of HollyFrontier to acquire refined or lubricant product operations or pipeline and terminal operations on acceptable terms and to integrate any existing future acquired operations;

•	the possibility of terrorist or cyber attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in HollyFrontier's Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, HollyFrontier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HollyFrontier Corporation
Craig Biery, 214-954-6510
Director, Investor Relations
or
Trey Schonter, 214-954-6510
Investor Relations